The Board of Directors
J.B. Hunt Transport Services, Inc.:

We consent to incorporation by reference in the Registration Statements
No. 2-93928, No. 33-57127 and No. 33-40028 on Form S-8 and No. 33-64950 on
Form S-3 of J.B. Hunt Transport Services, Inc. of our report dated February 9, 1996 relating to the consolidated balance sheets of J.B. Hunt Transport Services, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report is included in the December 31, 1995 annual report on Form 10-K of J.B. Hunt Transport Services, Inc.


                                       /s/ KPMG Peat Marwick LLP
                                       -----------------------------------
                                           KPMG Peat Marwick LLP

Little Rock, Arkansas
March 13, 1996